EXHIBIT 99.1

FOR IMMEDIATE RELEASE	May 9, 2007

PROPEX INC. ANNOUNCES 2007 FIRST QUARTER

FINANCIAL RESULTS

Chattanooga, Tennessee, May 9, 2007 – Propex Inc. today announced 2007 first quarter financial results.

	Quarter ended April 1, 2007	Quarter ended March 31, 2006 (b)	% Increase/ (Decrease)
	(dollars in millions)
Loss before income taxes	$(5.2)	$(21.6)	NM
Interest expense	9.0	12.5	(28.0%)
Depreciation and amortization	7.4	6.6	12.1%

Income (loss) before interest, income taxes, depreciation and amortization (EBITDA)(a)	$11.2	$(2.5)	NM

(a)	– EBITDA is defined as income before interest expense, income taxes and depreciation and amortization. EBITDA is not a measure of performance under GAAP. We believe that EBITDA is commonly used by investors and analysts to measure a company’s ability to service its debt. Management uses EBITDA to monitor our operating performance, and financial ratios in our new credit facility are based on EBITDA with certain adjustments. However, EBITDA does not represent, and should not be used as a substitute for, net income or cash flows from operations as determined in accordance with GAAP, and EBITDA is not necessarily an indicator of whether cash flow will be sufficient to fund our cash requirements. In addition, our definition of EBITDA may differ from those of other companies.
(b)	– On January 31, 2006, the Company acquired all the outstanding capital stock of SI Concrete Systems Corporation (now Propex Concrete Systems Corporation) and SI Geosolutions Corporation (now Propex Geosolutions Corporation), collectively known as SI, for approximately $232.6 million including certain purchase price adjustments and direct acquisition costs. These results include SI’s results of operations from January 31, 2006.
NM	– Not meaningful

Net revenue

For the three months ended April 1, 2007, total net revenue decreased $37 million, or 19.4%, to $154.2 million from $191.2 million in the corresponding period of the prior year. This net revenue decrease is due to a decrease in North America furnishings net revenue of $36.1 million, a decrease in North America industrial products net revenue of $9.2 million, and a decrease in North America geosynthetics net revenue of $1.7 million. The segment decreases were partially offset by an increase in concrete fiber net revenue of $4.9 million, an increase in Europe net revenue of $2.8 million and an increase in Brazil net revenue of $2.3 million from the corresponding period in the prior year. For the quarter ended March 31, 2006, all segments in North America included only two months of revenue from the acquired SI operations as compared to three months of revenue for the quarter ended April 1, 2007.

For the three months ended April 1, 2007, the decrease in North America furnishings net revenue from the corresponding prior year quarter was primarily due to volume decreases in carpet backing resulting primarily from the backward integration efforts of Shaw Industries, Inc. and Mohawk Industries,

Inc., which began in 2005. For the three months ended April 1, 2007 compared to the corresponding prior year period, the decrease in North America geosynthetics net revenue was due primarily to a volume decrease in certain of our existing geotextile products due to two large customers being acquired and subsequently realigning their suppliers. Also, the geosynthetics segment was negatively impacted by a reduction in demand in line with the decline in the segment’s general economic climate during the current quarter. For the three months ended April 1, 2007 compared to the first quarter of 2006, North America industrial products net revenue decreased due to lower demand of certain industrial packaging products as a result of a loss of market share to imports.

These revenue decreases were partially offset for the three months ended April 1, 2007 compared to the corresponding prior year quarter, by a North America concrete fiber net revenue increase primarily due to the fact that this segment includes only two months of revenues in 2006, while the first quarter of 2007 includes three months of net revenues. The Europe net revenue increase for the first quarter of 2007 compared to the corresponding prior year quarter was driven predominantly by currency fluctuation. Europe continues to experience favorable product mix changes, the beginnings of improvement in the European economy with improved consumer spending, and the partial pass-through of higher raw material costs. The increase in Brazil net revenue for the three months ended April 1, 2007 compared to the corresponding prior year was primarily due to the effect of exchange rates on net revenues and to a lesser extent to the general improvement in the overall economic climate.

The following table compares revenue performance for the quarter ended April 1, 2007 with the quarter ended March 31, 2006:

	Quarter ended
Net revenue	April 1, 2007	March 31, 2006	% change
	(dollars in millions)
North America (includes U.K. for concrete fiber)
Furnishings	$62.0	$98.1	(36.8)%
Geosynthetics	23.8	25.5	(6.7)%
Industrial products	15.1	24.3	(37.9)%
Concrete fiber	15.2	10.3	47.6%
Europe (excluding U.K. for concrete fiber)	27.2	24.4	11.5%
Brazil	10.9	8.6	26.7%

Total net revenue	$154.2	$191.2	(19.4%)

Cost of sales

For the three months ended April 1, 2007, cost of sales decreased 22.2% to $126.6 million from $162.8 million in the corresponding period of the prior year. The decrease in cost of sales primarily reflects volume decreases in carpet backing resulting from the backward integration efforts of Shaw Industries, Inc. and Mohawk Industries, Inc., formerly two of our largest customers, partially offset by the inclusion of SI operations for the post January 31, 2006 period. As a percentage of net revenue, cost of sales decreased to 82.1% in the three months ended April 1, 2007 from 85.1% in the corresponding period of the prior year, primarily due to the change in our product mix following the backward integration efforts, the partial pass through of raw material costs, and the inclusion of SI results for the post January 31, 2006 period.

Selling, general and administrative

For the three months ended April 1, 2007, selling, general and administrative expenses decreased to $23.8 million from $26.0 million for the three months ended March 31, 2006. The decrease in selling, general and administrative expenses primarily reflects the lower costs due to the elimination of redundant selling, general and administrative costs as a result of the integration of SI. As a percentage of net revenue, selling, general and administrative expenses increased to 15.4% in the three months ended April 1, 2007 from 13.6% in the prior year primarily as a result of reduced net revenues from the stabilization of the market following the backward integration by Shaw and Mohawk. In addition, the inclusion of the concrete segment for three months ended April 1, 2007 as compared to two months for the quarter ended March 31, 2006, with its higher selling expenses, resulted in an increase in selling, general and administrative expense as a percentage of revenues during the current quarter.

Income (loss) before interest and income taxes

For the three months ended April 1, 2007, income before interest and taxes increased $12.7 million to income of $3.2 million from a loss of $9.5 million for the three months ended March 31, 2006. For the three months ended April 1, 2007, North America furnishings had segment income of $6.5 million, and Europe and Brazil had segment incomes of $1.8 million and $0.6 million, respectively. The segment incomes were partially offset by segment losses for North America industrial products of $2.1 million, North America concrete fiber of $1.6 million and for North America geosynthetics of $2.0 million. The segment results for the three months ended March 31, 2006 were negatively impacted by $3.0 million in restructuring charges, $3.7 million of in-process research and development charges and $5.5 million of asset impairment recognized in operations and by amortization of $7.7 million related to inventory fair value adjustments recorded in cost of sales, all related to the SI acquisition on January 31, 2006. Comparatively, income before interest and taxes for the quarter ended April 1, 2007 included $0.5 million of restructuring costs.

	Quarter ended
	April 1, 2007	March 31, 2006	% change
	(dollars in millions)
Income before interest and income taxes
North America
Furnishings	$6.5	$3.4	91.2%
Geosynthetics	(2.0)	(5.4)	NM
Industrial products	(2.1)	(1.0)	NM
Concrete fiber	(1.6)	(8.9)	NM
Europe	1.8	1.6	12.5%
Brazil	0.6	0.8	25.0%

	3.2	(9.5)	NM
Reconciling items:
Interest expense, net	8.4	12.1	(30.6)%
Consolidated loss before income taxes	$(5.2)	$(21.6)	NM

NM–Percentage change not meaningful.

Selected Financial Data

The following table provides a comparison of income before interest and taxes, income before income taxes and net income:

	Quarter
	April 1, 2007	March 31, 2006	% change
	(dollars in millions, except net spread amounts)
Selected financial data
Income (loss) before interest and income taxes	$3.2	$(9.5)	NM
Interest expense, net	8.4	12.1	(30.6)%

Loss before income taxes	(5.2)	(21.6)	NM
Income tax benefit	(1.1)	(8.2)	NM

Net loss	$(4.1)	$(13.4)	NM

Worldwide fabric sales volumes (million square yards for fabric sales)	434	637	(31.9)%
Worldwide fiber sales volumes (million lbs for fiber sales)	10	15	(33.3)%
Unit net spread, $ per square yard (a)	$0.189	$0.173	9.3%
Unit net spread, $ per lb (a)	$0.584	$0.628	7.0%

(a)	Unit net spread is defined as revenue less raw material cost on a per square yard basis for predominately polypropylene based fabric sales and on a per pound basis for polypropylene based fiber sales.

NM – Not meaningful

Investor Call

Propex Inc. will hold an investor telephone conference call on Monday, May 14, 2007 at 11:30 AM Eastern Time to discuss the Company’s operating results for the quarter ended April 1, 2007.

This call will be available toll free at 866-214-7077 for North American callers and 416-915-9608 for international callers.

Certain of the statements in this release, particularly anticipating future performance, business prospects, growth and operating strategies, proposed acquisitions, and similar matters, and those that include the words “believes,” “anticipates,” “forecast,” “estimates,” or similar expressions constitute “forward-looking statements.” For those statements, Propex Inc. claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. There can be no assurance that the forward-looking statements will be accurate because they are based on many assumptions, which involve risks and uncertainties. The following important factors could cause future results to differ: changes in economic or industry conditions; competition; raw material and energy prices; timing and level of capital expenditures; integration of acquisitions; introduction of new products; rationalization of operations; and other risks identified in Propex’s SEC reports and public announcements.

We caution you not to put undue reliance on any forward-looking statement and, except as required by applicable law, we undertake no obligation to update any forward-looking statements to reflect future events or developments.

Propex is the world’s largest independent producer of primary and secondary carpet backing, and a leading manufacturer and marketer of woven and nonwoven polypropylene fabrics and fibers used in geosynthetic and a variety of other industrial applications.